As filed with the Securities and Exchange Commission on November 4, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOBILE MINI, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	86-0748362 (I.R.S. Employer Identification Number)
7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283
(Address of Principal Executive Offices, Including Zip Code)
mobile mini, inc. 2006 Equity Incentive Plan
(Full Title of the Plan)

Christopher J. Miner	Copy to:
Senior Vice President, General Counsel and
Secretary
Mobile Mini, Inc.
7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283
(480) 894-6311
(Name, Address and Telephone Number, including Area Code,
of Agent For Service)	Joseph P. Richardson, Esq. Squire, Sanders & Dempsey L.L.P. Two Renaissance Square 40 North Central Avenue Phoenix, AZ 85004-4498 (602) 528-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer ☑	Accelerated Filer ☐	Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to		Proposed maximum	Proposed maximum
be registered	Amount to be	offering price per	aggregate offering	Amount of
(1)(2)	registered (1)(2)	share (3)	price (3)	registration fee
Common Stock, par value $.01 per share	3,000,000 shares	$14.16	$42,480,000	$2,370.38

(1)	This registration covers 3,000,000 additional shares of common stock, par value $.01, of the registrant, available for issuance under the registrant’s 2006 Equity Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock of the registrant that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of common stock of the registrant. This registration statement shall cover such additional shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. A registration statement on Form S-8 covering 1,200,000 shares (before stock splits and stock dividends) was previously filed with respect to the Plan (registration no. 333-136595 filed August 14, 2006).

(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price is based upon the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on November 2, 2009.

EXPLANATORY NOTE
     INCORPORATION BY REFERENCE: Pursuant to General Instruction E to Form S-8, the contents of registration statement no. 333-136595 are incorporated herein by this reference.
     REGISTRATION OF ADDITIONAL SHARES: This registration statement on Form S-8 is filed by the registrant to register 3,000,000 additional shares of common stock, par value $.01 per share, of the registrant, which may be awarded under the registrant’s 2006 Equity Incentive Plan pursuant to an amendment to such Plan authorized by the shareholders of the registrant on June 24, 2009.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     In this registration statement, the terms “we,” “our,” “us,” “Mobile Mini,” the “registrant” and the “Corporation” refer to Mobile Mini, Inc., unless otherwise specified. The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this registration statement. Information that we file with the SEC in the future and incorporate by reference in this registration statement automatically updates and supersedes previously filed information as applicable.
     We incorporate by reference into this registration statement the following documents filed by us with the SEC, other than any portion of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 (the “Exchange Act”) in accordance with the Exchange Act and applicable SEC rules:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 from our definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2009.

•	The description of our common stock contained in our prospectus dated May 6, 1999, which comprised part of our registration statement on Form S-2 (File No. 333-76093); and

•	The description contained in Form 8-K filed on December 13, 1999 of our Series C Junior Participating Preferred Stock issuable in connection with our stockholder rights plan.
     We also incorporate by reference into this registration statement all documents (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and before the filing of a post-effective amendment to this registration statement which indicates all securities offered hereunder have been sold or that deregisters all securities then remaining unsold.
     You may request a copy of these filings, which we shall deliver to you, together with all exhibits thereto, at no cost, by writing or telephoning us as follows:
Mobile Mini, Inc.
Attention: Corporate Secretary
7240 S. Kyrene Road
Suite 101
Tempe, Arizona 85283
(480) 894-6311
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this registration statement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement.

Any statement so modified or superseded will not be deemed a part of this registration statement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this registration statement or in any documents previously incorporated by reference have been modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the state of Delaware (“DGCL”), as amended, provides that under certain circumstances, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has on reasonable cause to believe such person’s conduct was unlawful.
     The DGCL authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Mobile Mini’s Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Mobile Mini with certain of its executive officers, Mobile Mini must indemnify such officers and employees in the same manner and to the same extent that it is required to indemnify its directors under its Bylaws. Mobile Mini’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.
     The Registrant has entered into indemnification agreements with each of its directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, a director will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.
     Mobile Mini has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Mobile Mini, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws. Mobile Mini has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1.1	Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 1997)

4.1.2	Certificate of Amendment, dated July 20, 2000, to the Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1a of the Registrant’s Report on Form 10-Q for the quarter ended June 30, 2000)

4.1.3	Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock of Mobile Mini, Inc., dated December 17, 1999 (Incorporated by reference to the Registrant’s Report on Form 8-K dated December 13, 1999)

4.1.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated June 26, 2008 (Incorporated by reference to the Registrant’s Report on Form 8-K dated July 1, 2008)

4.1.5	Certificate of Designation of Mobile Mini, Inc. Series A Convertible Redeemable Participating Preferred Stock, dated June 27, 2008 (Incorporated by reference to the Registrant’s Report on Form 8-K dated July 1, 2008)

4.2	Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2007)

4.3	Mobile Mini, Inc. 2006 Equity Incentive Plan, incorporated by reference to Exhibit A to the Corporation’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held June 24, 2009, filed with the SEC on April 30, 2009

5.1*	Opinion of Squire, Sanders & Dempsey L.L.P. regarding legality of shares

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1 hereto)

23.2*	Consent of Ernest & Young LLP

24.1*	Powers of attorney (contained on Signature Page)

*	Filed herewith
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on November 4, 2009.

Mobile Mini, Inc.
By:	/s/ Mark E. Funk
Mark. E. Funk
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Bunger, Mark Funk, and Christopher J. Miner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, and fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven G. Bunger	President, Chief Executive Officer and Director	November 4, 2009
Steven G. Bunger	(Principal Executive Officer)

/s/ Mark Funk	Executive Vice President, Treasurer and Chief Financial Officer	November 4, 2009
Mark Funk	(Principal Financial Officer)

/s/ Deborah K. Keeley	Senior Vice President and Chief Accounting Officer	November 4, 2009
Deborah K. Keeley	(Principal Accounting Officer)

/s/ Jeffrey S. Goble	Director	November 4, 2009

Jeffrey S. Goble

/s/ Stephen A. McConnell	Director	November 4, 2009
Stephen A. McConnell

/s/ Michael L. Watts	Director	November 4, 2009
Michael L. Watts

/s/ Frederick G. McNamee	Director	November 4, 2009
Frederick G. McNamee

/s/ Sanjay Swani	Director	November 4, 2009
Sanjay Swani

Signature	Title	Date

/s/ Michael E. Donovan	Director	November 4, 2009
Michael E. Donovan

/s/ Lawrence Trachtenberg	Director	November 4, 2009
Lawrence Trachtenberg

EXHIBIT INDEX

Exhibit No.	Description
4.1.1	Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 1997)

4.1.2	Certificate of Amendment, dated July 20, 2000, to the Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1a of the Registrant’s Report on Form 10-Q for the quarter ended June 30, 2000)

4.1.3	Certificate of Designation, Preferences and Rights of Series C Junior Participating Preferred Stock of Mobile Mini, Inc., dated December 17, 1999 (Incorporated by reference to the Registrant’s Report on Form 8-K dated December 13, 1999)

4.1.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated June 26, 2008 (Incorporated by reference to the Registrant’s Report on Form 8-K dated July 1, 2008)

4.1.5	Certificate of Designation of Mobile Mini, Inc. Series A Convertible Redeemable Participating Preferred Stock, dated June 27, 2008 (Incorporated by reference to the Registrant’s Report on Form 8-K dated July 1, 2008)

4.2	Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2007)

4.3	Mobile Mini, Inc. 2006 Equity Incentive Plan, incorporated by reference to Exhibit A to the Corporation’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held June 24, 2009, filed with the SEC on April 30, 2009

5.1*	Opinion of Squire, Sanders & Dempsey L.L.P. regarding legality of shares

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1 hereto)

23.2*	Consent of Ernest & Young LLP

24.1*	Powers of attorney (contained on Signature Page)

*	Filed herewith